Exhibit 99.2

16F, Tower A, Knowledge City, 77 Xueyuan Road, Xihu District,

Hangzhou 310012 P. R. China

T: (86-571) 2689-8188

F: (86-571) 2689-8199

junhehz@junhe.com

Legal Opinion

To	Planet Image International Limited
No. 756 Guangfu Road
Hi-tech Development Zone
Xinyu City, Jiangxi Province
People’s Republic of China

RE	PRC Legal Opinion on Certain PRC Law Matters

April 17, 2023

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as PRC counsel to Planet Image International Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the initial public offering (the “Offering”) by the Company of the Class A ordinary shares of par value HK$0.0001 per share of the Company (“Ordinary Shares”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Stock Market ((a) and (b) above collectively, the “Transactions”).

For rendering our opinions, we have carried out due diligence and examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

Beijing Head Office Tel: (86-10) 8519-1300 Fax: (86-10) 8519-1350	Shanghai Office Tel: (86-21) 5298-5488 Fax: (86-21) 5298-5492	Guangzhou Office Tel: (86-20) 2805-9088 Fax: (86-20) 2805-9099	Shenzhen Office Tel: (86-755) 2587-0765 Fax: (86-755) 2587-0780	Hangzhou Office Tel: (86-571) 2689-8188 Fax: (86-571) 2689-8199
Chengdu Office Tel: (86-28) 6739-8000 Fax: (86-28) 6739-8001	Qingdao Office Tel: (86-532) 6869-5000 Fax: (86-532) 6869-5010	Dalian Office Tel: (86-411) 8250-7578 Fax: (86-411) 8250-7579	Haikou Office Tel: (86-898) 6851-2544 Fax: (86-898) 6851-3514	Tianjin Office Tel: (86-22) 5990-1301 Fax: (86-22) 5990-1302
Hong Kong Office Tel: (852) 2167-0000 Fax: (852) 2167-0050	New York Office Tel: (1-212) 703-8702 Fax: (1-212) 703-8720	Silicon Valley Office Tel: (1-888) 886-8168 Fax: (1-888) 808-2168		www.junhe.com

1.	The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Subsidiaries.
“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.
“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended on June 22, 2009.

Administration Measures	Means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023 and came into force on March 31, 2023.
“PRC Subsidiaries”	mean any and all subsidiaries of the Company established in the PRC which are, directly or indirectly, owned by the Company as set out in Schedule 1 attached hereto.
“Cybersecurity Review Measures”	means the Cybersecurity Review Measures jointly promulgated by the Cyberspace Administration of China and other relevant PRC governmental authorities On December 28, 2021 and became effective on February 15, 2022.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

2.	Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Incorporation and Existence of PRC Subsidiaries. Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws. All the equity interests of each of the PRC Subsidiaries are legally owned by its respective shareholders as the shareholding status are set forth in Schedule 1 hereto, and to our best knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. There are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries. All Governmental Authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Subsidiaries have been duly obtained.

(2)	Corporate Structure. The Company holds 100% equity interests in PRC Subsidiaries, and does not use a VIE structure.

(3)	M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

Based on our understanding of the PRC Laws, except as disclosed in the Registration Statement and the Prospectus, we are of the opinion that the CSRC’s approval is not required for the Transactions, because Jiangxi Yibo E-Tech Co., Ltd.’s mergers and acquisitions by foreign investors are based on cash as a means of payment, and there is no equity used as a means of payment for mergers and acquisitions. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(4)	Filing of Overseas Securities Offering and Listing by PRC Domestic Companies. We have advised the Company that the Offering of the Company will fall into the scope of overseas offering and listing provisions in the Administration Measures. Jiangxi Yibo, the major operating entity of the Company in PRC, is required to file with the CSRC in accordance with the Administration Measures. According to the Administration Measures and the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies issued by the CSRC, Jiangxi Yibo should complete the filing before the Offering. If Jiangxi Yibo does not complete the filing procedures before the completion of the Offering, Jiangxi Yibo may be required to rectify and subject to fines.

(5)	Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(6)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(7)	Business and License. Each of the PRC Subsidiaries has obtained material licenses and approvals necessary to operate in China as described in the Registration Statement and the Prospectus.

We have advised the Company that the Cybersecurity Review Measures do not currently apply to any PRC subsidiary, and is not required to conduct cybersecurity review, because the PRC Subsidiaries’ business operations in China do not currently involve the procurement of network products and services as critical information infrastructure operators, or data processing as network platform operators. However, there are substantial uncertainties regarding the interpretation and application of the Cybersecurity Review Measures, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(8)	Statements in the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

3.	This opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

The remainder of this page is intentionally left blank.

Signature Page

Yours faithfully,

/s/ JunHe LLP
JunHe LLP

SCHEDULE 1

List of the PRC Subsidiaries

Name of PRC Subsidiaries	Shareholders	Ownership
Jiangxi Yibo E-Tech Co., Ltd. (“江西亿铂电子科技有限公司” in Chinese)	Aster Graphics Company Limited	100%
Jiangxi Leibotai E-Tech Co., Ltd. (江西镭博钛电子科技有限公司in Chinese)	Jiangxi Yibo E-Tech Co., Ltd.	100%
Yantuo (Guangdong) Technology Co., Ltd. (“研拓（广东）科技有限公司”in Chinese)	Jiangxi Yibo E-Tech Co., Ltd.	100%
Shenzhen Dinghong Shengda E-commerce Co., Ltd. (“深圳市鼎宏盛达电子商务有限公司” in Chinese)	Jiangxi Yibo E-Tech Co., Ltd.	100%

SCHEDULE 1